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                                                                     EXHIBIT 99

                                    FORM OF
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                           HILTON HOTELS CORPORATION

                               ----------------

                        ADOPTED IN ACCORDANCE WITH THE
                       PROVISIONS OF SECTION 242 OF THE
                        GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

                               ----------------

  We, William C. Lebo, Jr., Senior Vice President and General Counsel, and Cheryl L. Marsh, Vice President and Corporate Secretary, of Hilton Hotels Corporation, a Delaware corporation, do hereby certify as follows:

  FIRST: That subsection (a) of Article IV of the Certificate of Incorporation of this Corporation is amended to read as follows:

    "(a) Capital Stock. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Four Hundred Twenty-Five Million Five Hundred Twenty-Five Thousand (425,525,000) shares consisting of Four Hundred Million (400,000,000) shares of Common Stock, par value $2.50 per share, and Twenty-Five Million Five Hundred Twenty-Five Thousand (25,525,000) shares of Preferred Stock, par value $1.00 per share."

  SECOND: That, upon the effectiveness of this amendment whereby subsection
(a) of Article IV of the Certificate of Incorporation is amended to read as set forth above, each outstanding share of this Corporation's Common Stock, par value $2.50 per share, shall be split up and converted into four shares of Common Stock, par value $2.50 per share, and there shall be, on said effective date, transferred from the surplus account of the Corporation to its capital account the sum of $2.50 for each new share of Common Stock which shall thereby become outstanding.

  THIRD: That the foregoing amendment has been duly approved by the Board of Directors of this Corporation.

  FOURTH: That the foregoing amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

  IN WITNESS WHEREOF, we have signed this Certificate of Amendment this    day
of      , 1996.

                                          HILTON HOTELS CORPORATION

                                          -------------------------------------
                                          Name: William C. Lebo, Jr.
                                          Title: Senior Vice President and
                                           General Counsel

ATTEST:
       ------------------------------------
     Name: Cheryl L. Marsh
     Title: Vice President and Corporate Secretary